Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-l of our reports dated January 13, 2007 relating to the consolidated financial statements and consolidated financial statement schedule of McJunkin Corporation and subsidiaries as of December 31, 2006 and 2005 and for the years then ended appearing in the Preliminary Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the headings “Prospectus Summary — Summary Consolidated Financial Information”, “Selected Historical Financial Consolidated Data”, and “Experts” in such Preliminary Prospectus.
/s/ Schneider Downs & Co., Inc.
Columbus, Ohio
October 31, 2008